EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Caraco Pharmaceutical Laboratories, Ltd.
Detroit, Michigan

                We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the 1993 Stock Option Plan and the 1999 Equity Participation Plan) (File No. 333-104429) of our reports dated June 7, 2005 relating to the financial statements of Caraco Pharmaceutical Laboratories, Ltd. at and for the transition period ended March 31, 2005 and for the years ended December 31, 2004, 2003 and 2002, and to management’s assessment of the effectiveness of internal control over financial reporting at March 31, 2005 and the effectiveness of internal control over financial reporting at March 31, 2005, which reports are included in Caraco’s Transition Report on Form 10-K/T.

/s/ Rehmann Robson

Troy, Michigan
June 9, 2005